May 31, 2000



Board of Directors
DIGS, Inc.
17327 Ventura Boulevard, Suite 200
Encino, CA  91316

        Re:    Common Stock of DIGS, Inc.
               Registered on Form SB-2 filed April 19, 2000

Gentlemen:

        We act as securities counsel to DIGS, Inc. (the "Company"), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of approximately 875,000 shares of the Company's Common Stock, all of which may be issued upon the conversion of the Series A Preferred Stock and resold, and approximately 300,000 shares of the Company's Common Stock, which may be issued upon the exercise of Warrants and resold (together referred to as the "Shares"), as further described in a registration statement on Form SB-2 filed under the Securities Act (the "Registration Statement") on April 19, 2000.

        For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the prospectus, including all amendments thereto.

        Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the corporate laws of the State of Delaware and the laws of the United States.

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        Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Shares, offered by the Selling Shareholders have been, and the Shares to be issued upon the conversion of the Series A Preferred Stock or the exercise of Warrants for adequate consideration will be, validly issued, fully paid, and non-assessable.

        We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.


                                            Sincerely yours,

                                            BARTEL ENG LINN & SCHRODER

                                       /s/  ROGER D. LINN
                                            ----------------------------
                                            Roger D.  Linn